POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that Standard General Fund L.P., a Delaware limited partnership (the "Partnership"), hereby constitutes and appoints Scott Cohen the true and lawful agent and attorney-in-fact of the Partnership, with full power of substitution and resubstitution, for the Partnership and in its name, place and stead, in any and all capacities, to sign any and all statements and filings which are required, necessary or advisable under Section 13 and/or
Section 16 of the Securities Exchange Act of 1934, as amended, and all amendments to such statements and filings, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said agent and attorney-in-fact full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as the Partnership might or could do itself. The Partnership hereby ratifies and confirms all that said agent and attorney-in-fact, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

WITNESS the due execution hereof in New York, New York this 03 day of December, 2007.

STANDARD GENERAL FUND L.P.

By:  Standard General GP LLC,
	its General Partner

By:  Standard General Management LLC,
	its Managing Member


By:
Name:  Nicholas J. Singer
Title:  Co-Managing Member

Sworn to before me this
03 day of December, 2007



Notary Public